Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2017 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial which appears in Dril-Quip, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 25, 2017